UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 29, 2026

CareTrust REIT, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-36181	46-3999490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24901 Dana Point Harbor Dr, Suite A200, Dana Point, CA	92629
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 542-3130
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CTRE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01     Entry into a Material Definitive Agreement.
On October 29, 2026, CTR Partnership, L.P. (the “Operating Partnership”), as the borrower, CareTrust REIT, Inc. (the “Company”), as guarantor, CareTrust GP, LLC, and certain of the Operating Partnership’s wholly owned subsidiaries entered into a fourth amended and restated credit and guaranty agreement with KeyBank National Association, as administrative agent, an issuing bank and swingline lender, and the lenders party thereto (the “Credit Agreement”). The Credit Agreement, which amends and restates the Company’s existing third amended and restated credit and guaranty agreement, dated as of December 18, 2024, (as amended, the “Prior Credit Agreement”) now provides for (i) an unsecured revolving credit facility (the “Revolving Credit Facility”) with revolving commitments in an aggregate principal amount of $2.0 billion, including an alternative currency subtranche of $300.0 million for borrowings in Euros, British Pounds Sterling and Canadian Dollars, a letter of credit subfacility for 10% of the then available revolving commitments and a swingline loan subfacility for 10% of the then available revolving commitments, (ii) a new unsecured term loan facility in an aggregate principal amount of $700.0 million (the “New Term Loan Facility”) and (iii) an existing unsecured term loan facility in an aggregate principal amount of $500.0 million (the “Existing Term Loan Facility” and together with the New Term Loan Facility, the “Term Loan Facility”, and the Term Loan Facility together with the Revolving Credit Facility, the “Credit Facility”). The outstanding revolving borrowings (to the extent not repaid with the proceeds of the New Term Loan Facility) and term loans under the Existing Term Loan Facility under the Prior Credit Agreement continue to be outstanding under the Credit Facility. The Company currently expects to use borrowings under the Credit Facility to refinance existing debt, to fund investments and for general corporate purposes.
The Revolving Credit Facility has a maturity date of February 9, 2031, and includes two, six-month extension options. The New Term Loan Facility has a maturity date of February 9, 2032 and the Existing Term Loan Facility has a maturity date of May 30, 2030.
The Credit Agreement provides that, subject to customary conditions, including obtaining lender commitments and pro forma compliance with financial maintenance covenants under the Credit Agreement, the Operating Partnership may seek to increase the aggregate principal amount of the revolving commitments and/or establish one or more new tranches of term loans under the Credit Facility in an aggregate principal amount not to exceed $1.0 billion. The Company does not currently have any commitments for such increased commitments or loans.
The interest rates applicable to loans denominated in U.S. Dollars under the Revolving Credit Facility are, at the Operating Partnership’s option, equal to either a base rate plus a margin ranging from 0.00% to 0.35% per annum or Term SOFR or Daily Simple SOFR (each as defined in the Credit Agreement) plus a margin ranging from 0.675% to 1.35% per annum based on the Company’s senior long term unsecured debt ratings (as adjusted, in certain instances, due to the debt to asset value ratio of the Company and its consolidated subsidiaries). Loans under the alternative currency subtranche of the Revolving Credit Facility bear interest at a rate equal to EURIBOR, Daily Simple SONIA, Daily Simple CORRA or Term CORRA, as applicable, plus a margin ranging from 0.675% to 1.35% per annum based on the Company’s senior long term unsecured debt ratings (as adjusted, in certain instances, due to the debt to asset value ratio of the Company and its consolidated subsidiaries). The interest rates applicable to loans under the Term Loan Facility are, at the Operating Partnership’s option, equal to either a base rate plus a margin ranging from 0.00% to 0.55% per annum or Term SOFR or Daily Simple SOFR (each as defined in the Credit Agreement) plus a margin ranging from 0.75% to 1.55% per annum based on the Company’s senior long term unsecured debt ratings (as adjusted in certain instances, due to the debt to asset value ratio of the Company and its consolidated subsidiaries). In addition, the Operating Partnership will pay a facility fee on the revolving commitments under the Credit Facility ranging from 0.125% to 0.30% per annum, based on the Company’s senior long term unsecured debt ratings (as adjusted, in certain instances, due to the debt to asset value ratio of the Company and its consolidated subsidiaries).
Loans made under the Credit Facility are not subject to interim amortization prior to the final maturity date therefor (other than swingline loans which are due and payable within ten (10) business days of the date on which they were advanced if sooner than the final maturity date of the Credit Facility). The Operating Partnership is not required to repay any loans (other than swingline loans) under the Credit Facility prior to the maturity date therefor, other than to the extent the outstanding revolving borrowings exceed the aggregate revolving commitments under the Credit Facility. The Operating Partnership is permitted to prepay all or any portion of the loans under the Credit Facility prior to maturity without premium or penalty, subject to reimbursement of any Term SOFR (as defined in the Credit Agreement) breakage costs of the lenders.
The Credit Facility is guaranteed, jointly and severally, by the Company and its wholly owned subsidiaries that are party to the Credit Agreement (other than the Operating Partnership). The Credit Agreement contains customary covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company and its subsidiaries to grant liens on their assets, incur indebtedness, sell assets, engage in acquisitions, mergers or consolidations, enter into certain transactions with affiliates, create restrictions on distributions from subsidiaries, amend organizational documents and pay certain dividends and other restricted payments. The Credit Agreement requires the Company to comply with financial maintenance covenants to be tested quarterly, consisting of a maximum debt to asset value ratio, a minimum fixed charge coverage ratio, a minimum tangible net worth, a maximum secured debt to asset value ratio, a maximum unsecured debt to unencumbered properties asset value ratio and a minimum unsecured interest coverage ratio. The Credit Agreement also contains certain customary events of default, including the failure to make timely payments under the Credit Facility or other material indebtedness, the failure to satisfy certain covenants, the occurrence of a change of control and specified events of bankruptcy and insolvency.
The foregoing description of the Credit Facility and the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
The parties to the Credit Agreement described above and certain of their respective affiliates may have performed investment banking, commercial lending and advisory services for the Company from time to time for which they have received customary fees and expenses. These parties may, from time to time, engage in transactions with and perform services for the Company and its affiliates in the ordinary course of their business.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibits	Description

10.1
Fourth Amended and Restated Credit and Guaranty Agreement, dated as of October 29, 2026, by and among CTR Partnership, L.P., as borrower, CareTrust REIT, Inc., as guarantor, CareTrust GP, LLC and the other guarantors named therein and KeyBank National Association, as administrative agent, an issuing lender and swingline lender and the other parties thereto.

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2026	CARETRUST REIT, INC.

	By:	/s/ Derek J. Bunker
Derek J. Bunker
Chief Financial Officer and Treasurer